Exhibit 10.1
The Toro Company
2026 Equity Plan

Article 1. Establishment, Purpose and Duration
1.1Establishment. The Toro Company, a Delaware corporation (the “Company”), has established an equity compensation plan known as The Toro Company 2026 Equity Plan, as set forth in this document (this “Plan”). This Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Stock-Based Awards, each as defined below in Article 2. This Plan will become effective upon its approval by the shareholders of the Company (the “Effective Date”) and will remain in effect as provided in Section 1.3. On the Effective Date, this Plan will replace and supersede in its entirety The Toro Company 2022 Equity and Incentive Plan (the “Prior Plan”); provided, however, that awards outstanding under the Prior Plan as of the Effective Date shall remain outstanding in accordance with their terms. After the Effective Date, no more grants of awards shall be made under the Prior Plan.
1.2Purpose of This Plan. The purpose of this Plan is to provide a means whereby Employees, Directors and Third-Party Service Providers, each as defined below in Article 2, develop a sense of ownership and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract talented and qualified individuals to become Employees or serve as Directors or Third-Party Service Providers, and provide a means for such individuals to acquire and maintain stock ownership, which facilitates alignment of interests with the Company’s shareholders.
1.3Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted under this Plan; provided, however, that Awards previously granted under this Plan shall remain outstanding in accordance with their respective applicable terms and conditions and this Plan’s terms and conditions.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
1.1“Affiliate” means a corporation or other entity (including a partnership or limited liability company) that is controlled by, controlling, or under common control with the Company, and is designated as an Affiliate for purposes of this Plan by the Committee.
1.2“Adverse Action” means any Participant, during or within one (1) year after the termination of employment or other service with the Company, an Affiliate or a Subsidiary, (a) being employed or retained by or rendering services to any organization that, directly or indirectly, competes with or becomes competitive with the Company or such Affiliate or Subsidiary, or rendering such services that are prejudicial or in conflict with the interests of the Company, an Affiliate or a Subsidiary, as reasonably determined by the Committee, or (b) violating any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, as reasonably determined by the Committee, or (c) engaging in any other misconduct or significant act reasonably determined by the Committee to be injurious, detrimental or prejudicial to any interest of the Company, an Affiliate or a Subsidiary.
1.3“Applicable Law” means any applicable law, rule, or regulation, including without limitation, (a) provisions of the Code, the U.S. Securities Act of 1933, as amended, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules,

Exhibit 10.1
requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.
1.4“Award” means a Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Stock-Based Award, in each case granted under this Plan and subject to the terms of this Plan.
1.5“Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of an Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
1.6“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
1.7“Board” or “Board of Directors” means the Board of Directors of the Company.
1.8“Change of Control” means any of the following events:
(a)The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of either (i) the then-outstanding Shares of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.8; or
(b)Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding Shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such

Exhibit 10.1
Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
1.9“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
1.10“Committee” means the Compensation & Human Resources Committee of the Board or a subcommittee thereof, or any other committee of the Board comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (b) “independent directors” (as defined in the rules of The New York Stock Exchange). The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee.
1.11“Company” means The Toro Company, a Delaware corporation, and any successor thereto as provided in Article 18 herein.
1.12“Director” means any individual who is a member of the Board of Directors of the Company.
1.13“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period such individual is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company, an Affiliate or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute "employment" by the Company.
1.14“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
1.15“Fair Market Value” means, with respect to a Share, as of any date: (a) the closing sale price of a Share at the end of the regular trading session, as reported by the New York Stock Exchange LLC, The Nasdaq Stock Market LLC, the NYSE American LLC or any national exchange on which the Shares are then listed or quoted (or, if no Shares were traded on such date, as of the next preceding date on which there was such a trade); or (b) if the Shares are not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Markets Group or OTC Bulletin Board, or other comparable service (or, if no Shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if Shares are not so listed or reported, such price as the

Exhibit 10.1
Committee determines in good faith, and consistent with the definition of “fair market value” under Code Section 409A.
1.16“Full-Value Award” means an Award other than in the form of an Incentive Stock Option, Nonqualified Stock Option, or Stock Appreciation Right, and which is settled by the issuance of Shares.
1.17“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.
1.18“Grant Price” means the price established at the time of grant of a Stock Appreciation Right pursuant to Article 7, used to determine whether there is any payment due upon exercise of the Stock Appreciation Right.
1.19“Incentive Stock Option” means an Option to purchase Shares granted pursuant to Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.
1.20“Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.
1.21“Nonemployee Director” means a Director who is not an Employee.
1.22“Nonqualified Stock Option” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements, including a Nonqualified Stock Option granted pursuant to Article 6.
1.23“Option” means an Incentive Stock Option or a Nonqualified Stock Option, granted pursuant to Article 6.
1.24“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
1.25“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
1.26“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
1.27“Performance Goal” means with respect to any applicable Award one or more targets, goals or levels of attainment required to be achieved during a specified Performance Period as determined by the Committee in its sole discretion and as set forth in the related Award Agreement and which may be based on any one or more performance measures, including without limitation, revenue; net revenue; revenue growth; revenues from new or certain products; material, labor or manufacturing costs; costs of goods sold; selling, general and administrative expenses; operating expenses; non-cash expenses; tax expense; non-operating expenses; total expenses; gross margin; net operating income; earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest and taxes (EBIT); net operating income after taxes (NOPAT); net earnings or net earnings per share; net earnings before taxes; net cash flow; net cash flow from operations; free cash flow; profit margins; cash and cash equivalents; days sales outstanding; inventories; total, current, fixed or net assets; working capital; total capital; plant utilization; manufacturing overhead variance; accounts receivable or payable, total, current or accrued liabilities; total, net, long-term or short-term debt, principal payments, or interest expense; credit rating; total stockholders’ equity or return; after-tax interest; liquidity; stock price; dividends; share repurchases; price/earnings ratio; market capitalization; book value; return on assets, equity or invested capital; economic profit (for example, economic value added); dealer/channel size/scope or performance/effectiveness; order fill rate; customer satisfaction, retention or service/care; brand awareness or perception; market share; warranty rates; channel inventory; service quality; strategic business objectives; introduction of new products; acquisitions or dispositions; improvements in capital structure; employee performance, engagement or satisfaction; safety; quality; environmental, social or governance metrics. Any one or more of these or other performance measure(s) may be used to measure the performance of the Company, Subsidiary or Affiliate as a whole or any division or business unit of the Company, product or product group, region or territory, Subsidiary or Affiliate, or any combination thereof,

Exhibit 10.1
as the Committee may deem appropriate. Any performance measure(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods and/or other formulaic combinations), or compared to the performance of a group of comparator or other companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.
1.28“Performance Period” means the period of time, as determined by the Committee, during which one or more Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.
1.29“Performance Share” means an Award under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding one or more Performance Goals have been achieved.
1.30“Performance Unit” means an Award under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding one or more Performance Goals have been achieved.
1.31“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of one or more Performance Goals, or upon the occurrence of other events as determined by the Committee, in its sole discretion), as provided in Article 8.
1.32“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
1.33“Plan” means The Toro Company 2026 Equity Plan, as amended and restated from time to time in accordance with Article 15.
1.34“Prior Plan” means The Toro Company 2022 Equity and Incentive Plan, as amended and restated from time to time.
1.35“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
1.36“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually issued to the Participant on the Grant Date.
1.37“Share” means a share of common stock of the Company or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with Section 4.3 of this Plan.
1.38“Stock Appreciation Right” means an Award, designated as a Stock Appreciation Right, pursuant to the terms of Article 7.
1.39“Stock-Based Award” means any equity-based or equity-related Award made pursuant to this Plan, including an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, and Other Stock-Based Award.
1.40“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
1.41“Third-Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
Article 3. Administration

Exhibit 10.1
1.1General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or individuals eligible to participate in this Plan uniformly, and determinations made under this Plan may be made by the Committee in its sole discretion and selectively among Participants or individuals eligible to participate in this Plan, whether or not such Participants and individuals eligible to participate in this Plan are similarly situated. All actions taken, and all interpretations and determinations made, by the Committee shall be final and binding upon the Participants, the Company, any Affiliate or any Subsidiary and all other interested individuals.
1.2Authority of the Committee. Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan including the following:
(a)To determine from time to time which of the persons eligible under this Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;
(b)To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;
(c)To approve forms of Award Agreements for use under this Plan;
(d)To determine the Fair Market Value of a Share in accordance with Section 2.15;
(e)To amend this Plan or any Award Agreement as provided in this Plan;
(f)To adopt subplans or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than, and outside of, the United States. Such subplans or special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such subplans or special provisions, the provisions of this Plan shall govern;
(g)To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;
(h)To determine whether Awards will be settled in Shares, cash or in any combination thereof;
(i)Subject to Article 12 and any other provision of this Plan, to determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the sole discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant, which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, Shares, or in any combination of both; or
(j)To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including: (i) restrictions under an insider trading policy, and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Exhibit 10.1
1.3Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. In addition, the Committee may, by resolution, authorize one or more Directors or officers of the Company to do any of the following on the same basis as can the Committee: (a) designate persons eligible under this Plan to be recipients of Awards pursuant to this Plan; (b) determine the size of any such Awards; and (c) take other actions with respect to Awards under this Plan to the fullest extent permitted under Delaware General Corporation Law (“DGCL”) Section 157 (or any successor provisions thereto) and related applicable DGCL Sections and consistent with Applicable Law and the resolution providing such authorization; provided, however, that (i) the Committee shall not delegate such responsibilities to any such Director(s) or officer(s) for any Awards granted to an individual who is considered an Insider; or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority will only be permitted to the extent it is permissible under Applicable Law; (aa) the resolution providing such authorization shall set forth the total number of Awards such Director(s) or officer(s) may grant and such other information as is required by the DGCL; and (bb) the Director(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delegate appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.
Article 4. Number of Shares Authorized Under This Plan; Adjustments; Minimum Vesting Periods; Limit on Total Nonemployee Director Compensation
1.1Number of Shares Authorized for Awards. Subject to adjustment as provided in Section 4.3, the number of Shares authorized for issuance under this Plan shall be determined in accordance with the following provisions:
(a)The maximum number of Shares authorized for issuance under this Plan shall be equal to the sum of: (i) 3,650,000 Shares, plus (ii) the number of Shares remaining available for issuance under the Prior Plan as of the Effective Date but not subject to outstanding awards as of the Effective Date; and plus (iii) the number of Shares subject to awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such Shares after the Effective Date.
(b)No more than 2,500,000 of the Shares authorized for issuance under this Plan may be issued pursuant to Full-Value Awards.
(c)The maximum number of Shares that may be issued pursuant to Incentive Stock Options under this Plan shall be 3,650,000.
1.2Share Usage. Shares covered by an Award shall be counted as used only to the extent such Shares are actually issued; provided, however, that the full number of Shares subject to a Stock Appreciation Right granted under this Plan that is settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Right. Furthermore, any Shares tendered or withheld to satisfy tax withholding obligations on Awards issued under this Plan, any Shares tendered or withheld to pay the Option Price or Grant Price of Awards granted under this Plan and any Shares not issued or delivered as a result of the "net exercise" of an outstanding Option pursuant to Section 6.6 or an outstanding Stock Appreciation Right pursuant to Section 7.5 shall be counted against the Shares authorized for issuance under this Plan. Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares authorized for future grant of Awards under this Plan. Any Shares related to Awards under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, shall be available again for grant under this Plan. The Shares authorized for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
1.3Adjustments in Authorized Shares. An adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award shall be subject to the following provisions:

Exhibit 10.1
(a)Except to the extent that Section 14.1 applies, in the event of any corporate event or transaction (including a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, will substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards, provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.
(b)The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods.
(c)The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
(d)Subject to the provisions of Article 19 and notwithstanding other provisions of this Plan to the contrary, without affecting the number of Shares authorized under this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.
1.4Minimum Vesting Requirements on Awards. Notwithstanding any other provision of this Plan to the contrary, but subject to Section 4.3 and Article 14, equity-based Awards granted under this Plan will vest no earlier than the one-year anniversary of the Grant Date and any Awards under this Plan which vest upon the attainment of Performance Goals will provide for a Performance Period of at least one (1) year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Shares available pursuant to Section 4.1 may be granted to any one or more eligible Non-Employee Directors, Third-Party Service Providers or Employees without respect to such minimum vesting condition; and provided, further, that nothing in this Section 4.4 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s: (a) termination of employment or service after the one-year anniversary of the Grant Date; (b) death; or (c) disability. This Section 4.4 will be inapplicable to (i) substitute Awards granted pursuant to Article 19 of this Plan, (ii) shares delivered in lieu or payment of cash obligations, and (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the Grant Date or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting.
1.5Limit on Total Nonemployee Director Compensation. Notwithstanding any other provision of this Plan to the contrary, the value (determined as of the Grant Date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to any Nonemployee Director under this Plan and all other cash and other compensation received by such Nonemployee Director during any fiscal year of the Company may not exceed $750,000 (increased to $950,000 with respect to any Nonemployee Director serving as Chair of the Board or Lead Independent Director or in the fiscal year of a Nonemployee Director's initial service as a Nonemployee Director) (with any compensation that the Nonemployee Director elects to defer counting towards this limit for the year in which the compensation is first earned, and not a later year of payment or settlement); provided, however, that the limitation described in this Section 4.5 shall be determined without regard to amounts paid to a Nonemployee Director during any period in which such individual was an employee or consultant of Company, an Affiliate or a Subsidiary (other than grants of Awards paid for service in such person’s capacity as a Nonemployee Director).
Article 5. Eligibility and Participation

Exhibit 10.1
1.1Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.
1.2Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.
Article 6. Stock Options
1.1Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants pursuant to this Article 6 in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Options may be granted to a Participant for services provided to an Affiliate only if, with respect to such Participant, the underlying Shares constitute "service recipient stock" within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii). Incentive Stock Options may be granted solely to eligible Employees of the Company or certain Subsidiaries (as permitted under Code Sections 422 and 424). To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Code Section 422, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Nonqualified Stock Option.
1.2Award Agreement. Each Option granted pursuant to this Article 6 shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
1.3Option Price. The Option Price for each grant of an Option pursuant to this Article 6 shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the Fair Market Value of a Share as of the Grant Date the Option.
1.4Term of Options. Each Option granted to a Participant pursuant to this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date, subject to any extension permitted by the Committee in accordance with Section 20.8 for Nonqualified Stock Options granted to Participants outside the United States.
1.5Exercise of Options. Options granted pursuant to this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve (subject, in each case, to Section 4.4), which terms and restrictions need not be the same for each Option or for each Participant. Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 20.4, 20.5, 20.6 or 20.7 below, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by any such provision, but in any event no later than the expiration date of such Option.
1.6Payment. Options granted under this Plan shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment of the aggregate Option Price for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:
(a)In cash or its equivalent as determined by the Committee in its sole discretion;
(b)By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

Exhibit 10.1
(c)By a cashless (broker-assisted) exercise;
(d)By a “net exercise” of the Option (as further described below);
(e)By any combination of (a), (b), (c) and (d) above; or
(f)Any other method approved or accepted by the Committee in its sole discretion.
In the case of a “net exercise” of an Option, the Company will not require a payment of the Option Price of the Option from the Participant but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate Option Price for the Shares exercised under this method. Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the Option Price of an Option under the “net exercise,” (ii) Shares actually delivered to the Participant as a result of such exercise, and (iii) any Shares withheld for purposes of tax withholding pursuant to Article 16 of this Plan.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to or for the benefit of the Participant that number of Shares purchased under the Option(s) by means of one or more of the following, each in the Company’s sole discretion: (i) by delivering to the Participant evidence of book entry Shares credited to the account of the Participant; or (ii) by depositing such Shares for the benefit of the Participant with any broker with which the Participant has an account relationship or the Company has engaged to provide such services for this Plan. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.
1.7Automatic Exercise of Options. In the sole discretion of the Committee exercised in accordance with Section 3.2, any Options that are exercisable but unexercised as of the day immediately preceding the expiration date of the Option (the “Automatic Exercise Date”) may be automatically exercised in accordance with procedures established for this purpose by the Committee (which procedures do not need to be the same for each Participant), but only if the Option Price is less than the Fair Market Value of a Share on the Automatic Exercise Date and the automatic exercise will result in the issuance of at least one (1) whole Share to the Participant after payment of the Option Price and any applicable minimum tax withholding requirements. Payment of the Option Price and any applicable tax withholding requirements shall be made by a “net exercise” of the Option pursuant to Section 6.6 above whereby the number of Shares to be issued upon exercise is reduced by a number of Shares having a Fair Market Value on the Automatic Exercise Date equal to the Option Price and any applicable minimum tax withholding. The Committee may delegate authority to implement an automatic exercise feature for Options to one or more of the officers pursuant to Section 3.3. In no event shall the Company or its Subsidiaries or Affiliates or their respective employees or agents be liable for any damages whatsoever arising out of or in any way related to any use of any automatic exercise procedures.
1.8Dividend and Voting Rights. A Participant shall have no dividend rights or rights to receive Dividend Equivalents and no voting rights with respect to any Options granted hereunder.
Article 7. Stock Appreciation Rights
1.1Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, Stock Appreciation Rights may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete and sole discretion in determining the number of Stock Appreciation Rights granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such Stock Appreciation Rights. Stock Appreciation Rights may be granted to a Participant for services provided to an Affiliate only if, with respect to such Participant, the underlying Shares constitute "service recipient stock" within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

Exhibit 10.1
1.2Award Agreement. Each Stock Appreciation Right granted pursuant to this Article 7 shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the Stock Appreciation Right, and such other provisions as the Committee shall determine.
1.3Grant Price. The Grant Price for each grant of a Stock Appreciation Right shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the Fair Market Value of a Share as of the Grant Date.
1.4Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the Award Agreement, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of its Grant Date, subject to any extension permitted by the Committee in accordance with Section 20.8 for any Stock Appreciation Right granted to Participants outside the United States.
1.5Exercise of Stock Appreciation Rights. A Stock Appreciation Right may be exercised by giving notice in the same manner as that used for Options, as set forth in Section 6.6, subject to any terms and conditions the Committee, in its sole discretion, imposes (subject, in each case, to Section 4.4). Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 20.4, 20.5, 20.6 or 20.7 below, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Appreciation Right.
1.6Settlement of Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.
1.7Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination thereof, as the Committee determines.
1.8Other Restrictions. The Committee shall impose such other conditions or restrictions on any Shares received upon exercise of a Stock Appreciation Right granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include a requirement that the Participant hold the Shares received upon exercise of a Stock Appreciation Right for a specified period of time.
1.9Dividend and Voting Rights. A Participant shall have no dividend rights or rights to receive Dividend Equivalents and no voting rights with respect to any Stock Appreciation Right granted hereunder.
Article 8. Restricted Stock and Restricted Stock Units
1.1Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.
1.2Award Agreement. Each Restricted Stock or Restricted Stock Unit granted pursuant to this Article 8 shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
1.3Conditions and Restrictions. The Committee shall impose such conditions or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it

Exhibit 10.1
may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of one or more specific Performance Goals, time-based restrictions on vesting following the attainment of a Performance Goal, time-based restrictions, restrictions under Applicable Law or holding requirements or sale restrictions placed by the Company on the Shares upon vesting or settlement of such Restricted Stock or Restricted Stock Units.
1.4Restricted Stock Transfer Restrictions; Lapse of Restrictions on Restricted Stock and Settlement of Restricted Stock Units.
(a)Unless otherwise determined by the Committee, until such time as all conditions or restrictions applicable to Shares of Restricted Stock have been satisfied or lapse, (i) Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form in the name of the Participant or (iii) such Shares of Restricted Stock will be held for the benefit of the Participant in nominee name by the broker engaged by the Company to provide such services for this Plan, in each case with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Except as otherwise provided in this Article 8 and subject to Section 11.4, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).
(b)Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, and as provided in the Award Agreement, except that if a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan, common stock units will be credited to the Participant’s account under such plan and paid out in accordance with the terms of such plan. Any Shares issued under such deferred compensation plan that relate to the deferral of Restricted Stock Units granted under this Plan (including without limitation any Dividend Equivalents paid in Shares) will be deemed to be issued under this Plan. Upon the satisfaction, lapse or waiver of all conditions or restrictions applicable to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the Participant holder of the Restricted Stock Units or the broker engaged by the Company to provide services for this Plan for the benefit of the Participant holder of the Restricted Stock Units.
1.5Restrictive Legends. In addition to any restrictions on Shares pursuant to Section 8.3, each book-entry notation representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following (and Shares of Restricted Stock held for the benefit of the Participant in nominee name by the broker engaged by the Company to provide such services for this Plan will be subject to restrictions set forth in the following legend) or as otherwise determined by the Committee in its sole discretion:
“The sale or transfer of shares of stock represented by this book-entry notation, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in The Toro Company 2026 Equity Plan, as may be amended from time to time (the “Plan”), and in the associated award agreement. A copy of the Plan and such award agreement may be obtained from The Toro Company.”

Exhibit 10.1

1.6Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
1.7Dividend Rights.
(a)Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the same dividend rights as the Company’s other shareholders; provided, however, that any dividends (cash or stock-based) as to Shares of Restricted Stock that are subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Shares of Restricted Stock to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional Shares of Restricted Stock subject to the same conditions and restrictions as the Shares of Restricted Stock with respect to which the dividends were paid. Notwithstanding the generality of the foregoing and for the avoidance of any doubt, in no event shall dividends with respect to Shares of Restricted Stock that are subject to performance-based vesting be paid out until the performance-based vesting provisions of such Restricted Stock lapse.
(b)Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units awarded under this Plan may, at the Committee’s sole discretion, carry with it a right to Dividend Equivalents. Such right, if applicable, would entitle the Participant to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding or may be converted into additional Restricted Stock Units; provided, however, that such Dividend Equivalents will be made subject to the same conditions and restrictions as the Restricted Stock Units to which they attach and settlement of such Dividend Equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Notwithstanding the generality of the foregoing and for the avoidance of any doubt, in no event shall any dividends or Dividend Equivalents be paid out to Participants holding performance-based Restricted Stock Units until the performance-based vesting provisions of such Restricted Stock Units lapse.
1.8Section 83(b) Election for Restricted Stock Award. If a Participant makes an election pursuant to Code Section 83(b) with respect to an Award of Restricted Stock, the Participant must file, within thirty (30) days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Code Section 83. The Committee may provide in the Award Agreement that the Award of Restricted Stock is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Code Section 83(b).
Article 9. Performance Units and Performance Shares

Exhibit 10.1
9.1 Grant of Performance Units and Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
9.2Award Agreement. The terms and conditions of any grant of any Performance Units or Performance Shares shall be set forth in an Award Agreement.
9.3Value of Performance Units and Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set one or more Performance Goals in its sole discretion which, depending on the extent to which they are met, if at all, will determine the value or number of Performance Units or Performance Shares that will be paid out to the Participant. Pursuant to Section 4.4, the Performance Period set forth in any Award Agreement for any Performance Units or Performance Shares shall be at least one (1) year.
9.4Earning of Performance Units and Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive payout on the value and number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined by the Committee as a function of the extent to which, if at all, the corresponding Performance Goals have been achieved.
9.5Evaluation of Performance. In evaluating whether Performance Goals have been achieved, and to what extent, and in approving payouts to holders of Performance Units or Performance Shares, the Committee may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting or measurement principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined by the Committee to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments, (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles, or business conditions.
9.6Discretionary Adjustments. The Committee shall retain the discretion to adjust Award payouts upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines. In addition, subject to the terms and conditions of this Plan, the Committee also has the authority to provide for accelerated vesting of any Performance Shares or Performance Units.
9.7Committee Discretion to Scale Back Awards. At any time during a Performance Period of more than one (1) year, the Committee may, in its sole discretion, cancel a portion of an Award of Performance Shares or Performance Units prior to the conclusion of the Performance Period (a “Scale Back”), provided that:

Exhibit 10.1
(a)the Award has not yet vested;
(b)based on financial information contained in the financial statements or similar internal reports of the Company or any Affiliate or Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at the maximum levels established at the time of grant;
(c)Awards shall be Scaled Back in proportion to the estimated shortfall in the achievement of the Performance Goals from maximum levels;
(d)all Awards for the same Performance Period are Scaled Back by the same percentage;
(e)once an Award is Scaled Back, it may not again be increased to add or recover Performance Shares or Performance Units that were canceled; and
(f)Performance Shares or Performance Units canceled in a Scale Back shall again be available to the Committee for grant of new Awards of Performance Shares or Performance Units for any future Performance Period. This provision shall not be used in any manner that could have the effect of repricing a previous Award of Performance Shares or Performance Units.
9.8Form and Timing of Payment of Performance Units or Performance Shares. Payment of earned Performance Units or Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period, except that if a Participant has properly elected to defer income that may be attributable to Performance Shares or Performance Units under a Company deferred compensation plan, common stock units will be credited to the Participant’s account under such deferred compensation plan and paid in accordance with the terms of such plan. Any Shares issued under such deferred compensation plan that relate to the deferral of Performance Shares or Performance Units granted under this Plan (including without limitation any Dividend Equivalents paid in Shares) will be deemed to be issued under this Plan. Any Shares issued in payment of earned Performance Units or Performance Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.9Dividend Rights. If provided specifically in an Award Agreement and only to the extent permitted by Applicable Law, a Participant holding Performance Units or Performance Shares granted under this Plan may receive Dividend Equivalents based on the cash dividends declared on the Shares that are subject to such Performance Units or Performance Shares during the period between the date that such Performance Units or Performance Shares are granted and the date such Performance Units or Performance Shares are settled. Dividend Equivalents may be converted into additional Performance Units or Performance Shares, as the case may be, and will be made subject to the same conditions and restrictions as the Performance Units or Performance Shares to which they attach. Notwithstanding the generality of the foregoing and for the avoidance of any doubt, in no event shall any dividends or Dividend Equivalents be paid out to Participants holding Performance Units or Performance Shares until the performance-based vesting provisions of such Performance Units or Performance Shares, as the case may be, lapse.
9.10Voting Rights. A Participant shall have no voting rights with respect to any Performance Units or Performance Shares granted hereunder.
Article 10. Other Stock-Based Awards
1.1Other Stock-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the foregoing, such Awards may (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of

Exhibit 10.1
Shares; (b) include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States; and (c) be in the form of deferred common stock units, including those accumulated as a result of Dividend Equivalents paid in Shares on common stock units credited to a Participant’s account under a Company deferred compensation plan and paid out in accordance with the terms of such deferred compensation plan.
1.2Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish one or more Performance Goals in its sole discretion for any Other Stock-Based Award. If the Committee exercises its discretion to establish one or more Performance Goals for any such Awards, the number or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met, if at all.
1.3Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares, as the Committee determines; except that if a Participant has properly elected to defer income that may be attributable to an Other Stock-Based Award under a Company deferred compensation plan, common stock units will be credited to the Participant’s account under such plan and paid out in accordance with the terms of such plan.
Article 11. Transferability of Awards and Shares; Beneficiary Designations
1.1Restrictions on Transfer of Awards. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by Sections 11.2 and 11.3 below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Any purported transfer in violation of this Section 11.1 shall be null and void.
1.2Beneficiary Designations. A Participant will be entitled to designate a beneficiary (who may be named contingently or successively) to receive an Award upon such Participant's death, and in the event of such Participant's death, payment of any amounts due under this Plan will be made to, and exercise of any Option or Stock Appreciation Right (to the extent permitted pursuant to Section 14 of this Plan) may be made by, such beneficiary. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Option or Stock Appreciation Right (to the extent permitted pursuant to Section 14 of this Plan) may be made by, the Participant's legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by the legal representatives, heirs and legatees of the beneficiary.
1.3Certain Transfers of Nonqualified Stock Options Other than For Value. Upon a Participant's request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Nonqualified Stock Option, other than for value, to such Participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant's household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.
1.4Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements

Exhibit 10.1
of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.
Article 12. Dividend Equivalents
Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Shares that are subject to any Award (including any deferred Award), to be credited as of dividend payment dates, during the period between the Grant Date and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on Shares that are subject to an Option or Stock Appreciation Right, and further, no dividend or Dividend Equivalents shall be paid out with respect to any unvested Award, including those subject to time- and/or performance-based conditions.
Article 13. Rights of Participants
1.1Employment. Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company or an Affiliate or Subsidiary at any time or for any reason not prohibited by Applicable Law, or (b) confer upon any Participant any right to continue the Participant’s employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 14, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates or its Subsidiaries.
1.2Participation. No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.
1.3Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Exhibit 10.1
Article 14. Change of Control
1.1Effect of Change of Control if Outstanding Awards are Continued, Assumed or Substituted. In the event of a Change of Control, the surviving or successor organization (or a parent or subsidiary thereof) (the "Successor") may continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 4.3). The Successor may elect to continue, assume or substitute only some Awards or portions of Awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change of Control or another entity that is affiliated with the Company or the Successor following the Change of Control; (iii) be the same type of award as the Award being substituted; (iv) be fully vested as a result of the Change of Control as set forth below; and (v) have other terms and conditions that are not less favorable to the Participant than the terms and conditions of the Award being substituted. If an Award is continued, assumed or substituted by the Successor, the following vesting rules shall apply to the continued, assumed or substituted Awards, in each case effective immediately prior to such Change of Control but conditioned upon the completion of such Change of Control:
(a)Any and all Options and Stock Appreciation Rights granted hereunder shall vest and become immediately exercisable and remain exercisable until the expiration of their respective full specified terms, regardless of any termination of employment or other service of the Participant.
(b)All restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate and such Awards shall be settled and paid in cash or Shares as provided in the Award Agreement as soon as practicable thereafter but in any event within thirty (30) days following the date of such Change of Control, subject to the delay, if any, required under Section 20.12.
(c)All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of such Change of Control but have not yet been paid shall be paid in cash or Shares and at such time as provided in the Award Agreement as soon as practicable thereafter but in any event within thirty (30) days following the date of such Change of Control, subject to the delay, if any, required under Section 20.12, and all performance-based Awards for which the Performance Period has not been completed as of the date of such Change of Control shall immediately vest and be earned in full, and paid out with respect to each Performance Goal based on the greater of (i) target performance; or (ii) actual performance achieved through the date of such Change of Control, in each case with the manner of payment to be made in cash or Shares as provided in the Award Agreement as soon as practicable thereafter but in any event within thirty (30) days following the date of such Change of Control, subject to the delay, if any, required under Section 20.12.
1.2Effect of Change of Control if Outstanding Awards are Not Continued, Assumed or Substituted or Upon a Dissolution or Liquidation. In the event of a Change of Control, any outstanding Awards that are not continued, assumed or substituted with equivalent awards by the Successor pursuant to Section 14.1, or in the case of a dissolution or liquidation of the Company, all Awards shall be subject to the following rules, in each case effective immediately prior to such Change of Control but conditioned upon the completion of such Change of Control:
(a)Any and all Options and Stock Appreciation Rights shall be fully vested and exercisable and the Committee shall (1) give a Participant a reasonable opportunity to exercise the Options and Stock Appreciation Rights before the transaction resulting in the Change of Control (including cashless exercise by a Participant) and (2) pay the Participant the difference between the Option Price for any Option or the Grant Price for any Stock Appreciation Right remaining outstanding as of the Change of Control and the per Share consideration provided to other similarly situated shareholders in such Change of Control; provided, however, that if any portion of the consideration pursuant to a Change of Control may be received by holders of Shares on a contingent or delayed basis, the Committee shall determine the fair market value per share of such consideration as of the time of the Change of Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration; and provided, further, that if the Option Price of such Option or the Grant Price of such Stock Appreciation Right exceeds the aforementioned consideration provided, then the Option

Exhibit 10.1
or Stock Appreciation Right shall be canceled and terminated without any payment. In either case, such Option or Stock Appreciation Right shall be cancelled. The exercise of any Option or Stock Appreciation Right whose exercisability is accelerated as provided in this Section 14.2 shall be conditioned upon the consummation of the Change of Control and shall be effective only immediately before such consummation.
(b)All restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate and such Awards shall be settled and paid in cash or Shares as provided in the Award Agreement as soon as practicable thereafter but in any event within thirty (30) days following the date of such Change of Control, subject to the delay, if any, required under Section 20.12; provided, however that if any such payment is to be made in Shares, the holders thereof shall receive the same consideration provided to other similarly situated shareholders in such Change of Control.
(c)All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of such Change of Control but have not yet been paid shall be paid in cash or Shares and at such time as provided in the Award Agreement as soon as practicable thereafter but in any event within thirty (30) days following the date of such Change of Control, subject to the delay, if any, required under Section 20.12; provided, however that if any such payment is to be made in Shares, the holders thereof shall receive the same consideration provided to other similarly situated shareholders in such Change of Control and all performance-based Awards for which the Performance Period has not been completed as of the date of such Change of Control shall immediately vest and be earned in full, and paid out with respect to each Performance Goal based on the greater of (i) target performance; or (ii) actual performance achieved through the date of such Change of Control, in each case with the manner of payment to be made in cash or Shares as provided in the Award Agreement as soon as practicable thereafter but in any event within thirty (30) days following the date of such Change of Control, subject to the delay, if any, required under Section 20.12; provided, however that if any such payment is to be made in Shares, the holders thereof shall receive the same consideration provided to other similarly situated shareholders in such Change of Control.
1.3Limitation on Change of Control Payments. Notwithstanding anything in Section 14.1 or 14.2 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award as provided in Section 14.1 or 14.2 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 14.2 (which acceleration or payment could be deemed a “payment” within the meaning of Code Section 280G(b)(2)), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504(a) without regard to Code Section 1504(b)) of which the Company is a member, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the “payments” to such Participant pursuant to Section 14.1 or 14.2 will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Code Section 4999; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments; and provided further that such payments will be reduced (or acceleration of vesting eliminated) in the following order: (i) options with an Option Price above fair market value that have a positive value for purposes of Code Section 280G, (ii) pro rata among Awards that constitute deferred compensation under Code Section 409A, and (iii) finally, among the Awards that are not subject to Code Section 409A. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate or Subsidiary that expressly addresses the potential application of Code Sections 280G or 4999, then this Section 14.3 shall not apply and any “payments” to a Participant pursuant to Section 14.1 or 14.2 of this Plan will be treated as “payments” arising under such separate agreement; provided such separate agreement may not modify the time or form of payments under any Award that constitutes deferred compensation under Code Section 409A if the modification would cause such Award to become subject to the adverse tax consequences specified in Code Section 409A.

Exhibit 10.1
Article 15. Amendment and Termination
1.1Amendment and Termination of this Plan and Award Agreements; No Repricing.
(a)Subject to subparagraphs (b) and (c) of this Section 15.1 and Sections 15.3, 15.5 and 20.12, the Board may at any time terminate this Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend this Plan or an outstanding Award Agreement.
(b)Notwithstanding any other provision of this Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any repricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the Option Price or Grant Price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower Option Price or Grant Price; or (iii) other Awards; or (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan. For purposes of this Section 15.1, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the Option Price of the Option or Grant Price of the Stock Appreciation Right.
(c)Notwithstanding the foregoing, no amendment of this Plan shall be made without approval of the Company’s shareholders (i) to increase the maximum number of Shares which may be issued pursuant to this Plan; (ii) to increase any limitation set forth in this Plan on the number of Shares which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award; (iii) to change the class of individuals eligible to participate in this Plan; (iv) to reduce the minimum Option Price or the minimum Stock Appreciation Right Grant Price as set forth in Sections 6.3 and 7.3; (v) to reduce the minimum one-year vesting periods in Section 4.4; or (vi) if approval of the Company’s shareholders is otherwise required pursuant to Applicable Law.
1.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Section 4.3 or 9.5) affecting the Company or the financial statements of the Company or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 15.2 without further consideration or action.

Exhibit 10.1
1.3Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Section 15.2, 15.4 or 20.12, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
1.4Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.4 to any Award granted under this Plan without further consideration or action.
Article 16. Withholding
1.1Tax Withholding. Subject to Section 16.2, the Company or any plan administrator of this Plan, as applicable, shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the statutory amount reasonably determined by the Company or any plan administrator of this Plan, as applicable, to be required to satisfy federal, state and local taxes, domestic or foreign, required by Applicable Law to be withheld with respect to any taxable event arising as a result of this Plan, including such amounts as may be calculated based on maximum applicable rates.
1.2Share Withholding. With respect to any withholding required in connection with any Stock-Based Awards granted hereunder (collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company or any plan administrator, as applicable, withhold from the Share Payment a number of Shares having a Fair Market Value up to an amount of withholding based on the maximum statutory tax rates in the Participant’s applicable tax jurisdictions (unless a lesser amount of withholding is required to avoid the classification of an Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment), calculated on the date the withholding is to be determined. All such elections shall be irrevocable, made in writing and signed by the Participant (including pursuant to electronic mail communications from the Participant to the email address established by the Company), and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 17. Forfeiture Events in the Event of Adverse Action and Under Applicable Law or Company Policy.
1.1Actions Constituting Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 17.1, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (i) all rights of the Participant under this Plan and any agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion may require the Participant to surrender and return to the Company all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by the Participant, during the period beginning one (1) year prior to the Participant's termination of employment or other service with the Company, an Affiliate or a Subsidiary, in connection with any Awards or any Shares issued upon the exercise or settlement of any Awards. The Company may defer the exercise of any Option or Stock Appreciation Right, the issuance of book-entry notations or removal of restrictions on shares issued in book entry form upon the vesting of any Restricted Stock or the issuance of Shares or payment upon settlement of any Restricted Stock Unit, Performance Share, Performance Unit or Other Stock-Based Awards for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action, subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 17.1 shall not apply to any Participant following a Change of Control.
1.2Forfeiture or “Clawback” of Awards under Applicable Law or Company Policy. Awards under this Plan shall be subject to any automatic forfeiture or voluntary compensation “clawback,” forfeiture or recoupment provisions under Applicable Law and any compensation “clawback,” forfeiture or

Exhibit 10.1
recoupment policy that the Committee may adopt from time to time that is applicable by its terms to the Participant.
Article 18. Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
Article 19. Substituted Awards
The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
Article 20. General Provisions
1.1Legend. Shares issued in book entry form or deposited with any broker with which the Company has engaged to provide services for this Plan on behalf of a Participant may be made subject to any restriction, that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
1.2Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also shall include the feminine, (b) the plural shall include the singular, and the singular shall include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.
1.3Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
1.4Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all Applicable Laws and to such approvals by any governmental agencies or national securities exchanges as may be required.
1.5Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)Completion of any registration or other qualification of the Shares under any applicable federal, state, provincial, local, foreign or other law or ruling of any governmental body that the Company determines to be necessary or advisable.

Exhibit 10.1
1.6Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
1.7Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
1.8Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates or its Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:
(a)Determine which Affiliates and Subsidiaries shall be covered by this Plan;
(b)Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;
(c)Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;
(d)Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.8 by the Committee shall be attached to this Plan document as appendices;
(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and
(f)Provide for a longer term for Nonqualified Stock Options and Stock Appreciation Rights granted to Participants outside the United States to accommodate regulations in non-U.S. jurisdictions that require a minimum exercise or vesting period following a participant’s death.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. The Committee will have no authority, however, to take action pursuant to this Section 20.8: (i) to reserve shares or grant Awards in excess of the limitations provided in Section 4.1; (ii) in violation of Section 15.1(b); (iii) to grant Options or Stock Appreciation Rights having an Option Price or Grant Price in violation of Section 6.3 or 7.3, as the case may be; or (iv) for which approval of the Company’s shareholders would then be required pursuant to Code Section 422 or the rules of the New York Stock Exchange (or other applicable exchange or market on which the Company’s Shares may be traded or quoted).
1.9Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
1.10Fractional Shares. The Company may issue or deliver fractional Shares pursuant to this Plan or any Award. If the Committee in its sole discretion decides not to issue or deliver fractional shares, then the Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
1.11Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans

Exhibit 10.1
(both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
1.12Deferred Compensation.
(a)The Committee may grant Awards under this Plan that provide for the deferral of compensation within the meaning of Code Section 409A. If an Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Award Agreement shall contain terms and conditions necessary to avoid the adverse tax consequences specified in Code Section 409A. It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.
(b)Notwithstanding any provision of this Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may unilaterally reform this Plan and any Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of this Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 20.12(b) without further consideration or action.
(c)    With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (i) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A; (ii) if any amount is payable under such Award upon a disability, a disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (iii) if any amount is payable under such Award on account of the occurrence of a Change of Control, a Change of Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, and (iv) if any amount becomes payable under such Award on account of a Participant’s separation from service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (y) the date that is six months after the date of the Participant’s separation from service or (z) the Participant’s death.
1.13Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20.13 by and among, as applicable, the Company and its Affiliates and Subsidiaries for the exclusive purpose of implementing, administering, and managing this Plan and Awards and such Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates and Subsidiaries may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates and Subsidiaries, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates and Subsidiaries may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and such Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and such Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or

Exhibit 10.1
other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a Participant refuses or withdraws the consents described herein, the Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s sole discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative
1.14Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
1.15Effect on Existing Agreements. Nothing in this Plan is intended to abrogate the rights of any Participant under any contract or agreement existing between the Participant and the Company or any Subsidiary, or any subsequent amendments or modifications of such contract or agreement, and all Awards granted under this Plan and actions taken with respect to this Plan shall be subject to the terms of any contract or agreement between the Participant and the Company.
1.16No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
1.17Governing Law; Venue. This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
1.18Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including Award Agreements and notices of Option exercises) in a manner prescribed by the Committee.
1.19Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., Option Price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
1.20Compliance with Section 16(b). With respect to Participants who are Insiders, all transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. All transactions under this Plan involving Insiders are subject to such conditions, regardless of whether the conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to a condition of Rule 16b-3 shall not apply to such Insiders.

Exhibit 10.1
1.21No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, provincial, local, foreign or other laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
1.22Indemnification. Subject to any limitations and requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Article 3 and acting in good faith, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit or proceeding to which such individual may be a party or in such individual may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such individual in settlement thereof, with the Company’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit or proceeding against such individual, provided such individual shall give the Company an opportunity, at its own expense, to handle and defend the same before such individual undertakes to handle and defend it on such individual’s own behalf, unless such loss, cost, liability or expense is a result of such individual’s own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws, as each may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.